Exhibit 10.1

SETTLEMENT AGREEMENT

This Settlement Agreement is entered into by and between ACE Group Holdings, Inc. and its U.S.-domiciled subsidiaries, insofar as those subsidiaries issue policies of insurance to residents of the United States, including but not limited to, ACE INA Holdings Inc. (collectively, “ACE” or “the ACE Insurers”) and the Pennsylvania Insurance Department (“the Department”) and the Pennsylvania Office of Attorney General (“OAG”).

ARTICLE I

RECITALS

WHEREAS, the Department and the OAG have conducted investigations (the “Investigations”) into certain acts, practices and courses of conduct which includes review of: (i) the practices by which ACE provides quotations to insureds and prospective insureds through brokers1 in connection with the placement and renewal of insurance contracts, and (ii) contracts, agreements, arrangements and understandings respecting the payment of commissions that are contingent upon, among other things, the broker placing a particular number of policies or dollar value of premium with ACE; and

WHEREAS, the Department and the OAG have alleged that ACE, along with other unrelated insurance companies, was a participant in a scheme with various insurance brokers to falsify quotes in order to facilitate the brokers’ steering of business to preferred insurers, in exchange for which the brokers similarly steered certain business to ACE, and that such conduct created a false appearance of market competition to the detriment of consumers and violated the laws of Pennsylvania; and

[1]

For the purposes of this Agreement, the terms “agent” and “broker” are collectively equivalent to the term “producer” and respectively equivalent to the terms “representative of the insurer” and “representative of the consumer,” as those terms are defined in 40 P.S. § 310.1 et seq.

WHEREAS, ACE does not admit the above allegations; and

WHEREAS, the Department and the OAG have found that:

ACE has cooperated, and continues to cooperate with the Department and the OAG in connection with the issues arising with respect to the conduct that is the subject of the Investigations;

ACE has reviewed its practices relevant to the conduct and issues that are the subject of the Investigations and has adopted and will continue to monitor compliance efforts relevant to such conduct and issues;

ACE has acknowledged that certain of its employees violated both acceptable business practices and ACE’s own standards of conduct by engaging in improper bidding practices, has apologized for this conduct, and is satisfied that this behavior will not be repeated;

ACE has pledged to support legislation in the United States to promote transparency and reduce the potential for conflicts of interest;

ACE has paid $40 million into a fund to be paid to ACE’s policyholders who purchased or renewed excess casualty policies with the broker Marsh during the period from January 1, 2002 through September 30, 2004;

WHEREAS, the various investigations, including the Department’s and the OAG’s, led ACE to agree to establish the $40 million compensatory fund for policyholders on a nationwide basis;

WHEREAS, during the period of 2006 through and including 2008, ACE’s offices situated and issuing policies in the United States have ceased all payments of Contingent Commissions to any non-exclusive agent or broker relating to the placement of any excess casualty insurance policy;

WHEREAS, ACE has established a practice of including with the delivery of all insurance policies a written notification directing insureds to information regarding the payment of compensation to insurance brokers and non-exclusive agents;

WHEREAS, ACE, the Department and the OAG wish to resolve any and all issues, allegations and/or claims based upon the acts, practices or courses of conduct that are the subject of the Investigations; and

WHEREAS, the Department and the OAG find that:

This Settlement Agreement adequately addresses the principal collective concerns of the Department and the OAG and thus is in the public interest;

This Settlement Agreement is entered into solely for the purpose of resolving any and all issues, allegations and/or claims that arise as to ACE based upon the acts, practices or courses of conduct that are the subject of the Investigations, and is not intended to be used for any other purpose;

There is no intent on the part of the Department or the OAG in entering into this Settlement Agreement that any of its terms place ACE at a competitive disadvantage;

ACE enters into this Settlement Agreement without admitting any issue, allegation and/or claim that has arisen or might arise as to ACE based upon the acts, practices or courses of conduct that are the subject of the Investigations; and

WHEREAS, this Settlement Agreement shall become effective on the date that it is signed by ACE, the Department and the OAG.

NOW THEREFORE, ACE, the Department and the OAG hereby enter into this Settlement Agreement and agree as follows:

ARTICLE II

SETTLEMENT AGREEMENT TERMS

A.	ACCEPTANCE

By virtue of their execution of this Settlement Agreement, the Department, the OAG and ACE acknowledge and agree that they understand the terms and conditions of this Settlement Agreement.

B.	ADMINISTRATIVE AGREEMENTS

ACE agrees to do the following:

1. Within sixty (60) days following the execution date of this Settlement Agreement, ACE shall pay or cause to be paid by wire transfer, certified check or other guaranteed funds into an account(s) as directed by the Department the amount of $9 million ($9,000,000) (the “State Payment”), comprising (i) a $6 million penalty; and (ii) $3 million in reimbursement of the Department’s and the OAG’s attorneys’ fees and costs relating to the Investigations and negotiation of this Settlement Agreement and in compensation to state and municipal entity holders of property & casualty insurance policies in settlement of claims relating to the alleged conduct that is the subject of the Investigations. The Department and the OAG will agree among themselves on the allocation of the $3 million payment to them.

C.	BUSINESS REFORMS

1.	DEFINITIONS

For purposes of this Agreement the following definitions shall apply:

a. “Compensation” means anything of material value received by a Broker or Non-Exclusive Agent directly from ACE including, but not limited to, base compensation, contingent compensation, monetary payments, brokerage fees, service fees, incentives, rebates, money, credit, loans, forgiveness of debt, forgiveness of principal or interest, vacation, prizes, gifts or the payment of employee salaries or expenses; provided however that Compensation shall not mean any customary, non-excessive meals and entertainment expenses.

b. “Broker” means a producer representing policyholders.

c. “Non-Exclusive Agent” means a producer that represents ACE and one or more other insurers and, with respect to a particular product or product line, offers insurance products for ACE and other insurers on a competitive basis to policyholders. An Exclusive Agent represents ACE with respect to a particular product or product line and does not offer insurance products of that type for other insurers on a competitive basis to policyholders. A particular agent may be an Exclusive Agent for certain products or product lines and a Non-Exclusive Agent for other products or product lines.

d. “Website Disclosure” means the following, updated annually:

(1) A statement of ACE’s policies concerning the payment of Compensation to Brokers and Non-Exclusive Agents; and

(2) The range of standard and contingent commission paid by ACE to Brokers and Non-Exclusive Agents for each line of business.

2.	DISCLOSURE TO PROSPECTIVE POLICYHOLDERS

Within sixty (60) days following the execution date of this Settlement Agreement, ACE shall:

a. Disclose to any present or prospective policyholder whose policy is issued by ACE offices situated and issuing policies in the United States at its request, upon issuing a quote or thereafter, the Compensation (if any) payable by ACE to a Broker or Non-Exclusive Agent in connection with the issuance or placement of ACE’s policy;

b. Establish a toll-free telephone number whereby policyholders and prospective policyholders can request disclosure of such Compensation information and designate an individual or individuals to coordinate responses to such requests; and

c. Post such toll-free telephone number, as well as a link to a website providing Website Disclosure on ACE’s corporate website, alongside current insurance product-related content.

3.	COMPLIANCE PROGRAM

a. ACE Compliance Program. The parties recognize that ACE and its ultimate parent company, ACE Limited (“ACE Limited”) have implemented a comprehensive compliance program under the supervision of the Global Compliance Officer of the worldwide ACE group, the material features of which as concern ACE’s U.S. operations are set forth in Appendix A.

b. Modifications of Compliance Program. ACE agrees that it shall not eliminate material aspects of the compliance program described in Appendix A for a period of 3 years from the date the Settlement Agreement is entered (“the Term”) except upon 60 days’ notice and approval if deemed necessary by the Department.

4.	BUSINESS PRACTICE GUIDELINES

a. Business Practice Guidelines. ACE’s compliance program includes dissemination of, instruction in, and review and appropriate modification of Business Practice Guidelines substantially in the form of the document annexed as Appendix B to this Agreement, which provides detailed guidelines relating to underwriting practices and relationships with Brokers and other intermediaries.

b. Modifications of Business Practice Guidelines. ACE agrees that it will not materially change these guidelines, insofar as they apply to any ACE entity domiciled in the United States, for a period of three years, except on 60 days’ notice to the Department.

c. Interpretive Guidance. From time to time, ACE issues interpretive guidance pertaining to the Business Practice Guidelines. ACE agrees to make such guidance available to the Department prior to issuance.

5.	CEASE AND DESIST

a. ACE shall not, directly or indirectly, knowingly provide or offer any Broker or non-exclusive Agent placing, renewing, consulting on or servicing any Commercial Insurance Policy a false, fictitious, inflated, artificial, “B,” alternative, back-up or throw away bid, quote or indication, or any other illegal quote or indication that is not based upon bona fide business, actuarial or underwriting considerations when the quote or indication is given.

b. ACE shall not enter into, engage in, or solicit or otherwise seek to enter any agreement, not permitted by applicable law, with any Broker or non-exclusive Agent, or with any insurance company, reinsurance company, insurance exchange, or any person employed by, or an agent of, any such entity to allocate customers or markets, to rig bids or quotes, or to submit bids or quotes that would violate the preceding paragraph.

c. ACE shall not directly or indirectly pay or accept a request to pay any Compensation to a Broker as a quid pro quo not permitted by applicable law for the Broker’s inclusion of ACE on a list of insurance companies from which the Broker will solicit bids or quotes for clients, nor enter into any other type of illegal “pay-to-play” arrangement.

d. ACE shall not engage in any agreement not permitted by applicable law to fix or stabilize prices, rig bids or allocate customers.

6.	COOPERATION WITH SETTLING INSURANCE REGULATORS

a. Successors and Assigns. The terms of this Settlement Agreement are binding on ACE and its successors and assigns, including, but not limited to, any person or entity to whom ACE may be sold, leased or otherwise transferred, during the Term.

b. Cooperation with Investigations. ACE shall continue to fully and promptly cooperate with the Department and the OAG with regard to the Investigations or related proceedings or actions regarding any person, corporation or entity, including but not limited to, former employees of ACE; provided that each person who receives documents or information pursuant to this paragraph shall, consistent with state law, (i) keep the documents or information confidential and (ii), if not prohibited by applicable state law, return any documents or information received from ACE no later than ten (10) days following the date on which any regulatory or enforcement investigation or related proceeding or action is concluded. Cooperation shall include, without limitation:

(1) the voluntary production (without service of subpoena) of (i) any and all non-privileged information and documents or other tangible evidence reasonably available and requested by the Department and the OAG in connection with the Investigations and (ii) any compilation or summaries of non-privileged information or data that the Department reasonably requests be prepared in connection with the Investigations;

(2) the use of reasonable best efforts on the part of ACE to ensure that officers, directors, and employees of ACE fully and promptly cooperate with the Department and the OAG in connection with the Investigations, including attendance (without service of a subpoena) at any proceeding as requested by the Department and the OAG; and

(3) with respect to any document withheld or redacted on the grounds of privilege, work product or other legal doctrine, submission of a written log by ACE indicating: (i) the type of document; (ii) the date of the document; (iii) the author and each recipient of the document; (iv) the general subject matter of the document; (v) the reason for withholding the document; and (vi) the Bates number or range of the withheld document.

c. McCarran-Ferguson. The actual or potential applicability of the McCarran-Ferguson Act to the conduct covered by the documents or witnesses requested pursuant to paragraphs II(C)(6)(b)(1) and II(C)(6)(b)(2) shall not be a basis for withholding information in response to a request made pursuant to these paragraphs.

d. Determination of Cooperation. To determine or secure the cooperation contemplated by this Settlement Agreement with respect to the Investigations, and without limiting otherwise applicable law, the Department and the OAG shall be permitted, upon reasonable notice and during normal business hours:

(1) Access to all non-privileged books, ledgers, accounts, correspondence, memoranda, other records, and documents in the possession or under the control of ACE relating to any matters contained in this Settlement Agreement; and,

(2) To interview officers, managers or employees of ACE regarding any matters contained in this Settlement Agreement, except for matters subject to a claim of privilege.

D.	NON-ADMISSIBILITY OF AGREEMENTS AND PROCEEDINGS

Nothing in this Settlement Agreement shall be admissible or serve as the basis of any disqualification for any license, privilege, grant or authority or eligibility to hold any position in any State Proceeding as to any ACE Releasee (as that term is defined in Paragraph II(E)(1) below) in connection with any State Proceeding. For purposes of this paragraph, the term State Proceeding shall mean any proceeding (whether formal or informal, administrative or judicial) brought by or on behalf of or before any state entity, including without limitation, a proceeding in which any license or permit issued to an ACE Releasee or the ability of an ACE Releasee to do business is either challenged or being considered for any reason by such state entity; provided however, that nothing in this paragraph shall prohibit a party to this Agreement from enforcing any provision of this Settlement Agreement.

E.	RESOLUTION OF CLAIMS AND INVESTIGATIONS

1. Upon execution of this Settlement Agreement, the Department and the OAG shall terminate each and every existing investigation, inquiry, claim and/or proceeding (whether formal or informal) as to any ACE Insurer, as to any of an ACE Insurer’s respective parents, predecessors, successors, affiliates (as defined in 17 C.F.R. Part 210.1-02.b), divisions, business units and subsidiaries (including without limitation ACE affiliates domiciled and regulated outside the U.S. (the “Foreign ACE Affiliates”)), and as to any current or former director, officer or employee (except that such Release shall not extend to the conduct of any former ACE employee while subsequently employed by Marsh-McLennan, AIG, Chubb, Liberty, St. Paul, Travelers, or their divisions, business units and subsidiaries) of any of the foregoing (collectively, the “ACE Releasees”) directly relating to the acts, practices or courses of conduct that are the subject of the Investigations; provided however, that ACE Releasees shall not include any entity that may, following the execution of this Settlement Agreement, become a successor, parent or acquirer of the ACE Insurers or any of them, but such entity shall not be a ACE Releasee only (i) to the extent it is not an ACE Releasee under this Settlement Agreement as of the date hereof; and (ii) with respect to such entity’s participation, prior to becoming a successor parent or acquirer of the ACE Insurers or any of them, in acts, practices or courses of conduct that are the subject of the Investigations.

2. The Department and the OAG shall not, either individually or in concert, initiate any new, or reinstate any terminated, investigation, inquiry, claim and/or proceeding (whether formal or informal) as to any ACE Releasee where the investigation, inquiry, claim and/or proceeding is based upon the acts, practices or courses of conduct that are the subject of the Investigations.

3. Nothing in Paragraphs II(E)(1) and II(E)(2) above shall be deemed to release any individual or entity (including any Broker, insurer, or individual or entity specifically excluded from the term “ACE Releasee” in the proviso to Paragraph II(E)(1)) other than those individuals and entities that are within the definition of ACE Releasees.

4. Nothing in Paragraphs II(E)(1) and II(E)(2) shall be deemed to preclude the Department or the OAG’s review of acts, practices or courses of conduct that occur after the execution date of this Settlement Agreement.

ARTICLE III

OTHER PROVISIONS

1. The fact that the ACE Insurers have entered into this Settlement Agreement is not intended to disqualify any ACE Releasee from engaging in any business in any state, nor shall the fact that Foreign ACE Affiliates qualify as ACE Releasees suggest that such entities engage in business, or are subject to regulation or personal jurisdiction in, any state. Nothing in this Settlement Agreement shall relieve any of the ACE Releasees from obligations imposed by any applicable state insurance law or regulation, or other applicable law.

2. This Agreement is not intended to and shall not confer any rights upon any persons or entities besides the Department, the OAG and the ACE Insurers.

3. The ACE Insurers shall maintain custody of, or make arrangements to have maintained, all documents and records that relate to the acts, practices or courses of conduct that are the subject of the Investigations for a period of not less than six (6) years.

4. If compliance with any aspect of this Settlement Agreement proves impracticable, the ACE Insurers reserve the right to request from the Department and the OAG a modification to this Settlement Agreement accordingly.

5. Whenever this Settlement Agreement requires that notice be provided, such notice shall be provided by certified or registered mail, return receipt requested, postage prepaid or by hand delivery to:

Gregory A. Stern

Chief Compliance Officer

ACE USA

1601 Chestnut Street

Philadelphia, PA 19101-1484

6. This Settlement Agreement shall be governed by and interpreted according to the laws of the Commonwealth of Pennsylvania.

7. This Settlement Agreement may be signed in counterparts, each of which shall constitute a duplicate original. Execution by facsimile or by an electronically transmitted signature shall be fully and legally binding on the Department, the OAG and the ACE Insurers.

Executed this 9th day of May, 2007.

COMMONWEALTH OF PENNSYLVANIA DEPARTMENT OF INSURANCE		ACE Group Holdings, Inc.
Randolph L. Rohrbaugh
Acting Insurance Commissioner
Pennsylvania Insurance Department

By:	/s/ Randolph L. Rohrbaugh	By:	/s/ Robert Cusumano
Robert Cusumano
General Counsel
13th Floor, Strawberry Square Harrisburg, PA 17120

OFFICE OF ATTORNEY GENERAL
Thomas W. Corbett, Jr.
Attorney General

By:	/s/ James A. Donahue, III
James A. Donahue, III
Chief Deputy Attorney General
PA Office of Attorney General
14th Floor, Strawberry Square
Harrisburg, PA 127120
Telephone: (717) 787-4530
Facsimile: (717) 705-7110

APPENDIX A

COMPLIANCE PROGRAM

U.S. Compliance Function. ACE Group Holdings, Inc. and its U.S.-domiciled subsidiaries (individually and collectively, “ACE”) and its ultimate parent company, ACE Limited (“ACE Limited”) have implemented a comprehensive compliance program under the supervision of the Global Compliance Officer of the worldwide ACE group. As part of this worldwide compliance program, ACE has developed and implemented compliance procedures for its U.S. operations, as more fully described below, and has appointed a Chief Compliance Officer responsible for ACE’s compliance function in the United States.

Staffing and Funding. ACE has provided staffing and funds sufficient to develop and implement appropriate compliance measures throughout the United States.

Policies and Procedures. ACE’s compliance program in the United States includes policies and procedures covering the following subjects:

•	ACE’s Code of Conduct, including oversight of annual affirmation process;

•	Ethics help line;

•	Antitrust Compliance Program;

•	Business Practice Guidelines;

•	Privacy Policy;

•	Training programs, as more fully described below;

•	Investigation and evaluation of complaints concerning potential misconduct; and

•	Archives and records management procedures.

Training. ACE’s compliance program includes providing instruction or educational resources for appropriate U.S. personnel on relevant statutes, regulations and professional obligations, including:

•	ACE’s Code of Conduct;

•	ACE’s Business Practice Guidelines;

•	Federal and state antitrust law;

•	State insurance laws and regulations; and

•	Federal securities statutes, including Sarbanes-Oxley.

APPENDIX B

BUSINESS PRACTICE GUIDELINES

ACE Group Business Practice Guidelines [Effective November 20, 2006]

Revising guidelines issued November 2, 2004, and Reissued April 1, 2005

To the ACE Underwriting Organization:

ACE is committed to professionalism and the highest legal and ethical standards. This memorandum is intended to provide certain underwriting guidance which supplements existing procedures concerning underwriting and authority to provide quotes and bind business.

Guideline 1

It is imperative that every ACE employee understand that the Company will not tolerate any behavior involving price fixing, bid-rigging, agreeing with competitors or Brokers to allocate customers between ACE and its competitors, kick-backs or any other Anticompetitive Practices. Such practices are improper and completely unacceptable within the ACE organization. (Certain of these terms are defined in the accompanying Commentary to this Guideline.)

Guideline 2

ACE will submit only technically sound “quotations” (or “quotes”) that are intended as a genuine attempt to bind the business. A “quotation” is a proposal to provide defined coverage at a specified price. ACE expects that appropriate due diligence and good faith shall be applied to every quotation, regardless of the prospects for success of that quotation, with the file demonstrating the underwriting basis for the quote. No quotation will be submitted that does not reflect ACE’s good faith attempt, after appropriate due diligence, to bind the business. Quotations must be issued in accordance with ACE policy and on appropriate ACE forms (where such forms exist). A quotation may be “conditioned” on receipt or review of a submission or other relevant underwriting information. “Conditional Quotes” must have a specified duration during which an underwriter must either issue a bindable quote or officially decline the risk in writing. Conditional quotes must be set forth in writing clearly stating the conditions that need to be met in order for a quote to be bound. Pending the fulfillment of such conditions, the price could go up or down, and this must be noted in writing in the conditional quotation. ACE personnel must use their best efforts to assure that all communications pertaining to the placement of coverage are unambiguous, and that discussions with Brokers pertaining to market conditions and/or pricing (see paragraph 5 below), whether referred to as a potential pricing range, an indication, or any other term, are not misconstrued to be quotations.

Guideline 3

It is appropriate to submit a quote that is understood to be the start of a negotiation process between a Broker and insurer. The following areas may be considered by the underwriter as the negotiation to bind the risk continues: ACE rating plans and underwriting guidelines, underwriter judgment and market conditions. Upward revisions in a quotation may only be based on a change in the underwriter’s knowledge or assessment of exposures, market conditions or a change in terms and conditions. Revised quotations, downward or upward, must always be properly documented in the underwriting file. Throughout the process, quotes must always be part of a good faith effort to bind the business, especially where terms and conditions of quotations vary from each other.

Guideline 4

ACE personnel must not increase a quotation solely based on a Broker’s request. ACE may only increase a quotation based on a change in our underwriter’s knowledge or assessment of exposures, market conditions, or a change in terms and conditions. The basis for requoting business must be properly documented in the file.

Guideline 5

Subject to Paragraph 2, ACE personnel may have conversations with clients or Brokers about general market conditions, as well as ACE’s possible interest in pursuing particular business and potential pricing ranges pertaining to such business. ACE personnel are not permitted to engage in conversations with competitors that focus on any current or potential client or specific business.

Guideline 6

ACE will not pay Contingent Commissions to any Broker relating to the placement of excess casualty insurance policies. ACE may pay Contingent Commissions to Brokers relating to placement of other lines of business only with the approval of the General Counsel or Chief Executive Officer of ACE.

ACE may pay Contingent Commissions to Agents in connection with non-US Business. In connection with US Business, ACE may pay Contingent Commission to (i) Non-Exclusive Agents only subject to the approval of Regulatory Compliance; and (ii) Exclusive Agents who are selling products clearly and conspicuously identified in marketing materials as ACE’s products.

Guideline 7

In all areas where ACE conducts insurance business through a Broker, we must try to ensure that the customer has access to information regarding pricing, terms and conditions, including the Broker’s commission, whether such disclosure is done by ACE or the customer’s Broker. For all

US Business, ACE will provide a notice accompanying each insured’s policy sold by a Broker or Non-Exclusive Agent, stating that the insured can review and obtain information relating to ACE’s practices and policies regarding commissions on its website and by calling a toll-free telephone number. ACE encourages Brokers and Non-Exclusive Agents that place US Business with ACE to disclose to ACE policyholders on request the commissions paid or likely to be paid by ACE to the Broker in connection with any ACE US Business issued through or placed by that Broker. ACE will also disclose to any present or prospective ACE US Business policyholder at its request, upon issuing a quote or thereafter, the commission (if any) payable by ACE to a Broker or a Non-Exclusive Agent in connection with the issuance or placement of the policyholder’s ACE policy. These disclosure policies do not apply to business conducted under the jurisdiction of the Financial Services Authority, which has placed primary responsibility for commission disclosure on Brokers rather than insurers.

Guideline 8

ACE will honor Broker of Record letters (“BORS”) and, when received with respect to a particular client, ACE will provide quotations only through such Broker(s) as have produced a BOR.

Guideline 9

Where there is no Broker of Record letter, ACE will not engage in the practice known as “Blocking the Market,” i.e., ACE will not agree to refrain from submitting a quote on any account to any Broker who seeks such a quote. ACE will be the sole judge of whether to submit a quotation based on its underwriting criteria and practices.

Guideline 10

ACE will only participate in a Broker’s bidding process or client presentations in connection with a legitimate attempt to bind the business and to quote it based on ACE’s own underwriting and pricing guidelines. In particular, ACE personnel will only attend client presentations where there is a real opportunity for gaining the business at present or in the future.

Guideline 11

ACE personnel may ask for or receive from the Broker the expiring program pricing on a new piece of business. It is not appropriate to obtain expiring pricing information (or any other pricing information) from the incumbent insurance carrier or other competitors.

Guideline 12

A Broker may provide competitor pricing or quotations where that information is being offered by the Broker to obtain the best deal for its client. If an underwriter believes that a Broker is offering competitor pricing information for a reason other than to obtain the best deal for its client, ACE personnel will decline to receive the information. If the information is nevertheless provided by the Broker, the ACE underwriter will disregard the information and report the situation to management and the legal personnel designated at the end of this policy statement.

Guideline 13

In the event that ACE receives a proposed placement chart from a Broker, ACE may not agree in advance to refrain from submitting quotations for layers in which it is not included in the proposed chart. To the extent that these charts contain “target premiums,” ACE will not agree to submit quotations at the target number and will not submit at the target number unless ACE’s due diligence supports the pricing at that number. Underwriters will use their best efforts to confirm that the target pricing reflects the views of the client.

Guideline 14

ACE may only place reinsurance coverage through a Broker if ACE believes that using that Broker will best satisfy ACE’s needs for reinsurance. ACE may not place reinsurance with a Broker as an incentive to secure direct business.

We will supplement this memorandum as additional specific questions or concerns are raised and as required based on evolving legal and regulatory requirements and internal and external developments. If anyone in the ACE organization has a question about the propriety of an underwriting practice or how an ACE business unit is interacting with a Broker or customer, they are urged to raise those questions with Global Compliance. If you would like to report questions or concerns anonymously please utilize the ACE Ethics Helpline.